UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2021

PRECIPIO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36439 (Commission File Number)	91-1789357 (IRS Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRPO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2021, the board of directors (the “Board”) of Precipio, Inc. (the “Company”) accepted the resignation of Mr. Rimer as a member of the Board, Audit Committee and Compensation Committee, effective March 1, 2021. The Board accepted that Mr. Rimer become an observer, and in such capacity Mr. Rimer will attend, in a non-voting observer capacity, all meetings of the Board. It was further approved that the Company shall compensate Mr. Rimer in his capacity as an observer in the same amounts of all cash retainers, meeting fees and any other cash fees and/or any other equity grants (stock options or any other forms of equity grants awarded) as if he was still an independent director of the Board. Mr. Rimer did not resign due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On March 1, 2021, the Company elected Mr. Ron A. Andrews to fill the vacancy left by Mr. Rimer’s resignation and to serve as a class III director of the Company, effective March 1, 2021 and until the Company’s 2021 annual meeting of stockholders or his earlier resignation, retirement or removal.

Mr. Andrews is 60 years old. Mr. Andrews joined the Board of Directors of Oncocyte Corporation as a board member in April 2018 and has served as the President and Chief Executive Officer since July 1, 2019. Mr. Andrews is the founder and former principal of the Bethesda Group, a consulting firm that advises companies in the molecular diagnostics and genomics fields. Prior to founding the Bethesda Group in 2015, Mr. Andrews served as President of the Genetic Sciences Division of Thermo Fisher Scientific from September 2013 to December 2014, and as the President of Medical Sciences Venture for Life Technologies from February 2012 to September 2013 when Life Technologies was acquired by Thermo Fisher. From 2004 to December 2010, Mr. Andrews was the Chief Executive Officer and Vice Chairman of the Board of Directors of Clarient, Inc., a cancer diagnostics company From December 2010 to February 2012, he served as CEO of GE Molecular Diagnostics after Clarient was acquired by GE Healthcare. Mr. Andrews also held management positions with companies in diagnostics and related medical fields, including Roche Molecular Diagnostics, Immucor, Inc. and Abbott Labs. Mr. Andrews also serves as a director of Oxford ImmunoTec. Mr. Andrews is also a member of the Board of Governors of CancerLinQ LLC, a wholly-owned non-profit subsidiary of the American Society of Clinical Oncology. Mr. Andrews Graduated from Wofford College in 1981 with degrees in Biology and Chemistry.

Mr. Andrews will be compensated for his service as a non-employee director under the Company’s policy for non-employee director compensation. In connection with the election of Mr. Andrews and pursuant to the Company’s 2017 Stock Option and Incentive Plan, as amended, (the “Plan”), the Company granted Mr. Andrews stock options (each an “Option” and together, the “Options”) to purchase an aggregate of 2,069 and 5,171 shares, respectively, of the Company’s common stock (“Common Stock”), par value $0.01 per share, both at an exercise price per share equal to the closing price of the Company’s Common Stock on March 1, 2021 (the “Grant Date”). The Option to purchase 2,069 shares shall vest equally over a twelve month period commencing on the Grant Date, and the Option to purchase 5,171 shares shall vest equally over a thirty six month period commencing on the Grant Date.

Mr. Andrews does not have a family relationship with any of the executive officers or directors of the Company. Mr. Andrews is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Andrews and any other persons pursuant to which Mr. Andrews was selected as a director of the Company. Effective March 1, 2021, Mr. Andrews will also serve as a member of the Compensation Committee of the Board.

Effective March 1, 2021, the Board appointed Mr. Sandberg as Chairman of the Board and Dr. Douglas Fisher as a member of the Audit Committee.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 1, 2021, certain stylistic, technical and administrative amendments to the Company’s Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company and its subsidiaries, as approved by the Board, upon recommendation from the Governance and Nominating Committee, took effect.

The foregoing description of the amendment to the Company’s Code of Business Conduct and Ethics is qualified in its entirety by reference to the Company’s Code of Business Conduct and Ethics, as amended on March 1, 2021, which is available for review or download in the Corporate Governance section of the Company’s website, www.precipiodx.com.

We expect that any further amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, will also be disclosed on the Company’s website.

Item 8.01 Other Events.

On March 1, 2021, the Company issued a press release announcing the resignation of Mr. Rimer and the appointment of Mr. Andrews as well as a press release announcing the appointment of Mr. Sandberg as new chairman of the Board (individually the “Press Release” and together, the “Press Releases”). Copies of the Press Releases are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated March 1, 2021
99.2	Press release dated March 1, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date: March 3, 2021